Exhibit 99.1

Contact:	Tiana Gorham
Biopure Corporation
(617) 234-6826
IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE RECEIVES COMMENT LETTER FROM U.K. REGULATORY BODY

ON MARKETING APPLICATION FOR HEMOPURE®

CAMBRIDGE, Mass., April 7, 2008 – Biopure Corporation (Nasdaq: BPUR) announced today that it has received a comment letter from the United Kingdom’s Commission on Human Medicines addressing the company’s application for marketing authorization for Hemopure® [hemoglobin glutamer—250 (bovine)] pending with the Medicines and Healthcare products Regulatory Agency (MHRA).

The comment letter states that the Commission was “reassured” on a number of the questions raised in its initial comment letter, but indicated that both “major” and “other” pharmacological and clinical issues either were not yet resolved by the Company’s submission made in November 2007 or were only resolved in part. In addition, the comment letter poses several new questions. The comment letter invites Biopure to discuss the issues with the MHRA team of three medical, statistical and pharmaceutical reviewers.

The Commission has not advised the company to withdraw its application. The company has been advised that such a request would be the customary means of indicating futility or rejection of an application.

“We intend to proceed by meeting and consulting with the UK regulatory review team, as suggested, as soon as possible, for clarification of their requirements,” said Biopure Chairman and CEO Zafiris G. Zafirelis. “Based on preliminary advice, we are encouraged to proceed with the application.”

Biopure intends to announce the date of its meeting with the MHRA reviewers when it is set, as well as the outcome of the meeting and an anticipated timeline.

According to the Commission, there are no major preclinical issues. The major remaining issues relate to quality, clinical efficacy, safety and the reliability of data monitoring and auditing of clinical trials. The Commission also noted the lack of data in trauma patients as a concern related to the potential for off-label use of Hemopure. Unless the company resolves the Commission’s issues, the Commission may be unable to recommend marketing authorization to the MHRA.

Biopure submitted its application for the treatment of acutely anemic adult orthopedic surgery patients under 80 years of age in July 2006, and the MHRA accepted it for review in September 2006. The MHRA issued its preliminary opinion, part of the normal review process, in December 2006. In Biopure’s response to the preliminary opinion letter, submitted in November 2007, Biopure changed the indication to the treatment of acute anemia following orthopedic surgery blood loss when blood is not readily available or not an option. A complexity in resolving the Commission’s issues could be that Biopure has not completed a clinical trial for anemia in patients where blood was not available or an option.

-more-

Anemia

Anemia is a deficiency of red blood cells in the bloodstream caused by blood loss or other disorders, which can compromise the body’s oxygen-carrying capacity and in severe cases lead to cell damage, organ dysfunction or death. Hemoglobin is a protein normally contained within red blood cells that carries and releases oxygen to the body’s tissues.

Hemopure®

Hemopure is an intravenously administered pharmaceutical consisting of stabilized bovine hemoglobin formulated in a balanced salt solution. These chemically cross-linked hemoglobin molecules circulate in the plasma (the fluid part of blood) when infused and are smaller, less viscous and more readily release oxygen to tissues than red blood cells. Hemopure is ultra-purified, compatible with all blood types, and stable for three years without refrigeration (2 to 30 degrees Celsius). Other than red blood cell transfusion, there is no approved therapeutic for human use in Europe or the U.S. that can transport oxygen to tissues.

Biopure Corporation

Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure(R) [hemoglobin glutamer—250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. The company is developing Hemopure for other indications and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer—200 (bovine)], or HBOC-301, the only oxygen therapeutic approved for marketing by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 200,000 units of Oxyglobin since its launch in 1998.

Statements in this release that are not strictly historical are forward-looking statements, including any statements implying that the company will be able to respond to the MHRA questions or that Hemopure will attain marketing authorization in the United Kingdom and including statements implying that any clinical trial will be initiated and/or carried out to completion or that study results will be as desired, and any statements that might imply that Hemopure may receive marketing approval in the UK or any other jurisdictions or for additional indications in South Africa. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, including its limited cash resources and need to raise additional capital to pursue its business, the company’s ability to satisfactorily address the issues raised in the MHRA correspondence or additional issues raised at a later date, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, delays in clinical trials, and the other factors identified under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q filed on March 17, 2008, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.

The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.

#